Wizzard Software Announces Plans to Acquire MedivoxRx Technologies

PITTSBURGH--(BUSINESS WIRE)-February 6, 2004--Wizzard Software (OTCBB: WIZD) announced today that it has signed a Letter Of Intent to acquire MedivoxRx Technologies and their Talking Bottle product line. The patent pending, disposable, prescription bottle assists medical patients with verbal instructions on the correct method of taking prescription medication, assisting patients in complying with their physician's instructions.

There are approximately 3.2 Billion prescriptions filled each year in the U.S. and pharmaceutical errors create $45-$80 billion in additional medical spending with the number one error being identified as labeling problems and education. Using unique microprocessor electronics and advanced text-to-speech technology from Wizzard Software, pharmacists automatically create a "talking" label while the traditional instruction label is being printed. The prescription bottle then talks to the patient when a button is pressed, describing the name of the medication, the dosage the patient should consume, the frequency, refill instructions, warnings and other educational information necessary to educate and help everyone take their prescription medications properly.

"Usually, Wizzard helps companies add speech to their products and collects royalties from each unit sold. Sometimes a company comes to us with a product idea that management feels has huge potential and we offer to get more involved with the product, with this project resulting in our acquiring MedivoxRx", says Chris Spencer, CEO of Wizzard Software. "Long term, we feel the potential for this speech based product line is tremendous. The acquisition benefits Wizzard's shareholders with a powerful new growth strategy, and allows Medivox to benefit from becoming part of a publicly traded entity. As speech enabled products become part of our daily lives, Wizzard plans to make acquisitions based on management's ability to identify customer demand for a specific speech related product or technology."

The problem of non compliance is expected to escalate as the number of elderly double in the next 25 years. One out of every four prescriptions written is for a person over 64. The elderly are particularly likely to have difficulty in reading prescription labels in that they tend to have impaired vision and often cannot distinguish the print and certain colors on prescription labels. Up to 10% of all hospital admissions are linked to noncompliance, and over 20% of nursing home admissions are due to noncompliance with medications. Medication errors and/or adverse drug events kill an estimated 100,000 persons annually and represent the fourth leading cause of death in the U.S.

According to estimates from investment banking firm Goldman Sachs, the new Medicare Law could increase spending on prescription drugs by $13 billion, or 9% a year because it will give some seniors new access to coverage and spur others to seek additional prescriptions. "We focus our efforts on saving our commercial and public sector customers money through the effective use of speech technology solutions," says Gordon Berry, Wizzard's CFO. "If we can reduce the pharmaceutical industries non compliance liability costs by a reasonable 1%, and we effectively capture just 10% of these savings as revenue, this new product line could translate into very substantial annual revenues for Wizzard."

Wizzard's Board is considering the implementation of a one time, non-cash paying special dividend based on the structuring of this acquisition to reward its loyal shareholders.

The closing of the acquisition is subject to usual and customary conditions for a transaction of this size and type, including satisfactory completion of due diligence and negotiation and execution of definitive agreements. While there can be no assurance that Wizzard will be able to complete this acquisition, Wizzard anticipates that it will close the purchase by February 28, 2004.

About MedivoxRx Technologies

Founded in 2000 by Anthony Mariano, Randy Allnatt, Thomas Mariano and Aimee Ward, MedivoxRx Technologies is based in Pittsford, NY and offers prescription medication bottles which "talk" to the patient allowing them to distinguish what type of medication is in the bottle and information on the dosage and refill instructions.
Additional information on MedivoxRx Technologies can be found at www.rxtalks.com .

About Wizzard Software

Founded in 1996, Wizzard Software has become a leader in the speech technology application development market. Wizzard architects solutions to business problems using its expertise in consulting, speech development tools and building speech based applications for the Desktop and Internet. Wizzard has achieved global recognition because of its expertise with voice communication whether it is via PC or telephone. Wizzard's successes have lead to expanding opportunities in both the government and commercial sectors. More information can be found in Wizzard's Investor's Corner at www.wizzardsoftware.com .

Legal Notice

Legal Notice Regarding Forward-Looking Statements: "Forward-looking Statements" as defined in the Private Securities litigation Reform Act of 1995 may be included in this news release. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future results or events. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with changes in general economic and business conditions, actions of our competitors, the extent to which we are able to develop new services and markets for our services, the time and expense involved in such development activities, the level of demand and market acceptance of our services, changes in our business strategies and acts of terror against the United States.

Contact:
Arthur Douglas and Associates
Art Batson, 407-478-1120 (Investor Relations)


REFERENCES:
(1)  JAMA; 1998; 279, 1200-5. IMO, November 1999
(2)  National Eye Institute
(3) Center for Health Care Strategies, Inc. and National Academy on an Aging Society, "Low Health Literacy Increases Expenditures, "U.S. Medicine, May 1999
(4)  National Academy on an Aging Society
(5)  Prevent Blindness America 1994